--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:   October 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
    Jore            Matthew             B.          (Month/Day/Year)       Jore Corporation  JORE
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)           09/22/99        5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-    X  Director        X  10% Owner          (Month/Day/Year)
                                                    curity Number of    ----               ----                   N/A
        45000 Highway 93 South                      Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                          President, Chief Executive Officer       Line)
                                                                          ----------------------------------      Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
    Ronan,            MT               59864                                                                   ---
------------------------------------------------------------------------------------------------------------------------------------
    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                                           4,417,539                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                                             536,441                       I                       (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                                           3,327,286(2)                    I(2)                    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                                             536,441                       I(3)                    (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Option to purchase                  1/1/98   1/1/08       Common Shares      2,336,004    $0.97          D
  Michael Jore's shares
------------------------------------------------------------------------------------------------------------------------------------
Option to purchase                  1/1/98   1/1/08       Common Shares        407,099    $0.97          D
  Michael Jore's shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) These shares are owned by the Michael Jore Family Trust and indirectly by the Matthew Jore as trustee of the trust.
(2) These shares are held by the Jore Corporation Voting Trust of which Matthew Jore is the trust. Matthew Jore does not have the power of disposition of these shares and therefore disclaims beneficial ownership of those shares, and this report shall not be deemed to an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other reason.
(3) The shares are held in the Matthew Jore Family Trust for the benefit of the reporting person's children. The reporting person's brother is the trustee and Matthew Jore does not have the power of voting or disposition of these shares and therefore disclaims beneficial ownership of those shares, and this report shall not be deemed to an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other reason.


                                                                        /s/ Matthew B. Jore                          9-21-99
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)

                           Joint Filer Information

Name:               The Matthew Jore Family Trust

Address:            45000 Highway 93 South
                    Ronan, Montana 59864

Designated Filer:   Matthew B. Jore

Issuer & Ticker Symbol: Jore Corporation (JORE)

Date of Event
  Requiring Statement: 9/22/99

Signature:           /s/ Matthew B. Jore
                    -------------------------------



Name:               The Jore Corporation Voting Trust

Address:            45000 Highway 93 South
                    Ronan, Montana 59864

Designated Filer:   Matthew B. Jore

Issuer & Ticker Symbol: Jore Corporation (JORE)

Date of Event
  Requiring Statement: 9/22/99

Signature:           /s/ Matthew B. Jore
                    -------------------------------